Exhibit 99.2
For Immediate News Release
August 2, 2017

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2017 OPERATING RESULTS
AND UPDATES FULL YEAR 2017 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2017 was $165,225,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 16.7% to $1.20 for the three months ended June 30, 2017, from $1.44 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2017 decreased 4.5% to $1.90 from $1.99 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended June 30, 2017 increased 3.0% to $2.09 from $2.03 for the prior year period.

The changes in the Company's EPS, FFO per share and Core FFO per share reflect an increase in Net Operating Income (“NOI”) from existing, acquired and newly developed operating communities for the three months ended June 30, 2017 over the prior year period. The decreases in EPS and FFO per share were due to an increase in debt extinguishment losses, with the decrease in EPS also due to an increase in depreciation and a decrease in joint venture real estate sales and related gains from the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2017 to its April 2017 outlook:

Second Quarter 2017 Results
Comparison to April 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - April 2017 outlook (1)	$1.53	$2.21	$2.10
Established and Redevelopment Community NOI	0.01	0.01	0.01
Development and other community NOI	(0.01)	(0.01)	—
General and administrative expense	(0.01)	(0.01)	(0.01)
Capital markets activity, including debt extinguishment losses	(0.26)	(0.26)	(0.01)
Joint venture income (2)	(0.04)	(0.04)	—
Gain on sale of real estate	(0.02)	—	—
Q2 2017 per share reported results	$1.20	$1.90	$2.09

(1) The mid-point of the Company's April 2017 outlook.
(2) Represents income from the Company's promoted interest in joint ventures, now expected in Q3 2017.

For the six months ended June 30, 2017, EPS decreased 8.2% to $2.91 from $3.17 for the prior year period. For the six months ended June 30, 2017, FFO per share decreased 3.0% to $3.94 from $4.06 for the prior year period. For the six months ended June 30, 2017, Core FFO per share increased 4.5% to $4.18 from $4.00 for the prior year period.

Operating Results for the Three Months Ended June 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $28,205,000, or 5.6%, to $530,512,000. This increase is primarily due to growth in revenue from Development Communities and stabilized operating communities.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities, Average Rental Rates increased 2.5% and Economic Occupancy remained consistent at 95.4%, resulting in an increase in rental revenue of 2.5%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.6%. Total revenue for Established Communities increased $9,693,000, or 2.5%, to $394,313,000. Operating expenses for Established Communities increased $3,966,000, or 3.5%, to $117,362,000. NOI for Established Communities increased $5,727,000, or 2.1%, to $276,951,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2017 compared to the three months ended June 30, 2016:

Q2 2017 Compared to Q2 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.7%	0.2%	5.9%	1.3%	14.2%
Metro NY/NJ	2.2%	(0.2)%	4.0%	0.9%	23.6%
Mid-Atlantic	2.4%	(0.7)%	5.6%	—%	15.5%
Pacific NW	5.1%	(0.3)%	2.1%	5.9%	5.5%
No. California	0.9%	0.5%	(1.1)%	2.3%	20.5%
So. California	3.9%	0.1%	3.4%	4.2%	20.7%
Total	2.5%	—%	3.5%	2.1%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for Q2 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $42,033,000, or 4.2%, to $1,052,837,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, Average Rental Rates increased 2.7% and Economic Occupancy increased 0.1%, resulting in an increase in rental revenue of 2.8%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.0%. Total revenue for Established Communities increased $21,599,000, or 2.8%, to $784,838,000. Operating expenses for Established Communities increased $5,573,000, or 2.5%, to $230,877,000. NOI for Established Communities increased $16,026,000, or 3.0%, to $553,961,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2017 compared to the six months ended June 30, 2016:

YTD 2017 Compared to YTD 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.5%	0.4%	4.2%	2.3%	14.0%
Metro NY/NJ	2.5%	(0.1)%	2.5%	2.3%	23.7%
Mid-Atlantic	2.3%	(0.1)%	3.2%	1.8%	15.6%
Pacific NW	5.7%	(0.2)%	5.2%	5.6%	5.4%
No. California	1.5%	0.4%	1.0%	2.1%	20.5%
So. California	4.2%	(0.2)%	0.9%	5.2%	20.8%
Total	2.7%	0.1%	2.5%	3.0%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for YTD 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2017, the Company completed the development of four communities:

•	Avalon Esterra Park, located in Redmond, WA;

•	Avalon Quincy, located in Quincy, MA;

•	Avalon Princeton, located in Princeton, NJ; and

•	Avalon Hunt Valley, located in Hunt Valley, MD.

These communities contain an aggregate of 1,489 apartment homes and were constructed for an aggregate Total Capital Cost of $400,000,000.

The Company started the construction of three communities:

•	AVA Esterra Park, located in Redmond, WA;

•	Avalon at the Hingham Shipyard II, located in Hingham, MA; and

•	Avalon Piscataway, located in Piscataway, NJ.

These three communities will contain a total of 873 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $244,300,000.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

During the six months ended June 30, 2017, the Company completed the development of seven communities, one of which is dual-branded, containing an aggregate of 3,037 apartment homes, for an aggregate Total Capital Cost of $1,048,800,000.

At June 30, 2017, the Company had 23 communities under construction, which in the aggregate are expected to contain 6,965 apartment homes and be completed for an estimated Total Capital Cost of $3,190,400,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of Development Rights decreased to $3.2 billion at June 30, 2017 from $3.4 billion at March 31, 2017.

During the three months ended June 30, 2017, the Company acquired two parcels of land for development for an aggregate investment of $36,450,000. The Company anticipates starting construction of apartment communities on this land during the next six months.

Disposition Activity

Consolidated Apartment Communities

During the three months ended June 30, 2017, the Company sold AVA University District, a wholly-owned operating community located in Seattle, WA. AVA University District contains 283 apartment homes and was sold for $112,500,000, resulting in a gain in accordance with GAAP of $42,596,000 and an Economic Gain of $35,159,000. AVA University District generated an Unleveraged IRR of 15.8% over a weighted average investment period of 2.9 years.

During the six months ended June 30, 2017, the Company sold two wholly-owned operating communities containing 733 apartment homes, one of which included a golf course adjacent to the community. These communities were sold for an aggregate sales price of $252,500,000, resulting in an aggregate gain in accordance with GAAP of $130,545,000, and an Economic Gain of $93,618,000. The two communities yielded an Unleveraged IRR of 13.0% over a weighted average investment period of 7.5 years.

Unconsolidated Real Estate Investments

During the six months ended June 30, 2017, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold Eaves Gaithersburg containing 684 apartment homes for a sales price of $117,000,000, resulting in a gain in accordance with GAAP for the Company of $8,697,000. In addition, the Company recognized $6,765,000 in joint venture income associated with its promoted interest in Fund II. In conjunction with the disposition, Fund II repaid $63,200,000 of related secured indebtedness at par in advance of the scheduled maturity date.

In July 2017, Fund II sold Briarwood Apartments containing 348 apartment homes for a sales price of $64,750,000. In conjunction with the disposition, Fund II repaid $24,963,000 of related secured indebtedness at par in advance of the scheduled maturity date.

Liquidity and Capital Markets

At June 30, 2017, the Company had $105,000,000 outstanding under its $1,500,000,000 unsecured credit facility. In addition, the Company had $293,153,000 in unrestricted cash and cash in escrow, of which $112,890,000 related to proceeds from dispositions held in escrow for planned tax deferred exchange activity.

The Company’s annualized Net Debt-to-Core EBITDA for the second quarter of 2017 was 5.0 times.

During the three months ended June 30, 2017, the Company borrowed the $250,000,000 available under the variable rate unsecured term loan it entered into in February 2017, of which (i) $100,000,000 matures in February 2022 with stated pricing of LIBOR plus 0.90%; and (ii) $150,000,000 matures in February 2024 with stated pricing of LIBOR plus 1.50%.

During the three months ended June 30, 2017, the Company issued the following unsecured notes in public offerings under its existing shelf registration statement.

•	$400,000,000 principal amount of unsecured notes were issued for net proceeds of $396,016,000. The notes mature in May 2027 and were issued at a 3.35% coupon.

•	$300,000,000 principal amount of unsecured notes were issued for net proceeds of $297,372,000. The notes mature in July 2047 and were issued at a 4.15% coupon.

During the three months ended June 30, 2017, the Company repaid the following fixed rate secured indebtedness:

•	$670,590,000 aggregate principal amount, representing a majority of the Fannie Mae pool 2 secured indebtedness assumed as part of the

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Archstone acquisition, which was (i) secured by 11 wholly-owned operating communities, (ii) had a contractual interest rate of 6.26% and an effective interest rate of 3.36%, and (iii) had a contractual maturity date of November 1, 2017 but opened for prepayment at par on April 30, 2017. In conjunction with the repayment, the Company recognized a gain of $10,839,000 primarily composed of the write-off of unamortized premium resulting from the debt assumed in the Archstone acquisition. The Company refinanced the secured borrowings for three of these communities for an aggregate principal amount of $185,100,000, with a contractual interest rate of 3.61% and maturity date of June 2027.

•
$556,313,000 aggregate principal amount, representing the remaining debt in the Company's Freddie Mac cross-collateralized pool financing originated in 2009, which (i) was secured by 12 wholly-owned operating communities, (ii) had a contractual interest rate of 5.86% and a weighted average effective interest rate of 6.00%, and (iii) a contractual maturity date of May 1, 2019. In conjunction with the repayment, the Company recognized a charge of $34,965,000, consisting of a yield maintenance charge of $33,515,000 and a non-cash write-off of deferred financing costs of $1,450,000.

Under the Company's continuous equity program, the Company sold 262,247 shares of common stock at a weighted average sales price of $190.66 per share, for net proceeds of $49,250,000, during the three months ended June 30, 2017. During the six months ended June 30, 2017, the Company sold 568,424 shares of common stock at a weighted average sales price of $188.39 per share, for net proceeds of $105,478,000.

Third Quarter and Updated Full Year 2017 Financial Outlook

For its third quarter and full year 2017 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2017			Full Year 2017
	Low		High	Low		High

Projected EPS	$2.01	-	$2.07	$6.24	-	$6.44
Projected FFO per share	$2.25	-	$2.31	$8.35	-	$8.55
Projected Core FFO per share	$2.14	-	$2.20	$8.50	-	$8.70

(1) See Attachment 14 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's August 2017 outlook for EPS, FFO per share and Core FFO per share for the full year 2017 to its February 2017 outlook:

August 2017 Full Year Outlook
Comparison to February 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - February 2017 outlook (1)	$6.62	$8.79	$8.64
Established and Redevelopment Community NOI	(0.03)	(0.03)	(0.02)
Development and other community NOI	(0.07)	(0.07)	(0.05)
Capital markets activity, including debt extinguishment losses	(0.16)	(0.16)	0.04
General and administrative expense	(0.01)	(0.01)	(0.01)
Joint venture income and management fees	0.01	0.01	—
Business interruption and property insurance proceeds, net of impairment	(0.08)	(0.08)	—
Gain on sale of real estate and depreciation expense	0.06	—	—
Projected per share - August 2017 outlook (1)	$6.34	$8.45	$8.60

(1) The mid-point of the Company's outlook.

Further detail of the Company's full year 2017 outlook is available on Attachment 14.

Other Matters

The Company will hold a conference call on August 3, 2017 at 1:00 PM ET to review and answer questions about this release, its second quarter 2017 results, the Attachments (described below) and related matters. To participate on the call, dial 877-440-5807 domestically and 719-325-4761 internationally and use conference id: 3994615.

To hear a replay of the call, which will be available from August 3, 2017 at 6:00 PM ET to August 10, 2017 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 3994615. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on August 3, 2017. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2017, the Company owned or held a direct or indirect ownership interest in 287 apartment communities containing 83,123 apartment homes in 10 states and the District of Columbia, of which 23 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2017 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

AVALON
AVALON

Avalon Hunt Valley
Hunt Valley, MD

AVA Capitol Hill
Seattle, WA

eaves South Coast
Costa Mesa, CA

SECOND QUARTER 2017

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon, AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2017

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Development Communities............................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11
Summary of Disposition Activity.....................................................................................................................................	Attachment 12

Financial Outlook
2017 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments, including but not limited to Attachments 3, 8, 9, 13 and 14, are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2017
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2017	2016	% Change	2017	2016	% Change
Revenue:
Rental and other income (1)	$529,414	$500,840	5.7%	$1,050,539	$1,007,814	4.2%
Management, development and other fees	1,098	1,467	(25.2)%	2,298	2,990	(23.1)%
Total	530,512	502,307	5.6%	1,052,837	1,010,804	4.2%
Operating expenses:
Direct property operating expenses, excluding property taxes	107,702	100,739	6.9%	211,934	198,126	7.0%
Property taxes	53,566	51,107	4.8%	106,497	101,174	5.3%
Property management and other indirect operating expenses	17,530	16,970	3.3%	35,020	35,064	(0.1)%
Total operating expenses	178,798	168,816	5.9%	353,451	334,364	5.7%

Interest expense, net	(50,102)	(46,581)	7.6%	(99,397)	(89,991)	10.5%
Loss on extinguishment of debt, net	(24,162)	(2,461)	881.8%	(24,162)	(2,461)	881.8%
General and administrative expense	(14,005)	(12,047)	16.3%	(27,231)	(23,487)	15.9%
Joint venture income (2)	1,146	27,151	(95.8)%	17,819	55,120	(67.7)%
Investments and investment management	(1,455)	(1,194)	21.9%	(2,776)	(2,340)	18.6%
Expensed acquisition, development and other pursuit costs, net of recoveries	(570)	(1,436)	(60.3)%	(1,298)	(4,897)	(73.5)%
Depreciation expense	(141,439)	(132,469)	6.8%	(282,060)	(259,685)	8.6%
Casualty and impairment gain (loss), net (3)	—	1,732	(100.0)%	(11,688)	3,935	N/A
Gain on sale of communities	44,067	30,990	42.2%	132,016	82,420	60.2%
Gain on sale of other real estate	—	143	(100.0)%	366	143	155.9%
Net income	165,194	197,319	(16.3)%	400,975	435,197	(7.9)%

Net loss attributable to noncontrolling interests	31	125	(75.2)%	125	180	(30.6)%
Net income attributable to common stockholders	$165,225	$197,444	(16.3)%	$401,100	$435,377	(7.9)%

Net income attributable to common stockholders per common share - basic	$1.20	$1.44	(16.7)%	$2.91	$3.17	(8.2)%
Net income attributable to common stockholders per common share - diluted	$1.20	$1.44	(16.7)%	$2.91	$3.17	(8.2)%

FFO (4)	$262,296	$273,580	(4.1)%	$542,493	$558,168	(2.8)%
Per common share - diluted	$1.90	$1.99	(4.5)%	$3.94	$4.06	(3.0)%

Core FFO (4)	$288,389	$278,454	3.6%	$575,761	$549,488	4.8%
Per common share - diluted	$2.09	$2.03	3.0%	$4.18	$4.00	4.5%

Dividends declared - common	$196,078	$185,369	5.8%	$391,735	$370,537	5.7%
Per common share	$1.42	$1.35	5.2%	$2.84	$2.70	5.2%

Average shares and participating securities outstanding - basic	137,971,632	137,277,401	0.5%	137,711,549	137,213,698	0.4%
Average shares outstanding - diluted	138,173,151	137,437,733	0.5%	137,853,625	137,410,387	0.3%
Total outstanding common shares and operating partnership units	138,090,781	137,320,034	0.6%	138,090,781	137,320,034	0.6%

(1)	Amount for the six months ended June 30, 2016 includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

(2)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest. Refer to Attachment 10 for additional details.

(3)
Amount for the six months ended June 30, 2017, includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017, and the Maplewood casualty loss, partially offset by expected property damage insurance proceeds. Amounts for the three and six months ended June 30, 2016 include insurance proceeds net of casualty losses, partially offset by impairment charges for ancillary land parcels.

(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2017
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2017	2016

Real estate	$19,266,413	$18,789,225
Less accumulated depreciation	(3,969,049)	(3,743,632)

Net operating real estate	15,297,364	15,045,593
Construction in progress, including land	1,736,367	1,882,262
Land held for development	86,016	84,293
Real estate assets held for sale, net	15,271	20,846

Total real estate, net	17,135,018	17,032,994

Cash and cash equivalents	53,477	214,994
Cash in escrow (1)	239,676	114,983
Resident security deposits	33,654	32,071
Investments in unconsolidated real estate entities	169,854	175,116
Other assets	312,066	297,113

Total assets	$17,943,745	$17,867,271

Unsecured notes, net	$5,405,897	$4,463,302
Unsecured credit facility	105,000	—
Notes payable, net	1,480,862	2,567,578
Resident security deposits	59,176	57,023
Liabilities related to real estate assets held for sale	122	808
Other liabilities	601,434	599,378

Total liabilities	7,652,491	7,688,089

Redeemable noncontrolling interests	8,842	7,766
Equity	10,282,412	10,171,416

Total liabilities and equity	$17,943,745	$17,867,271

(1)	Amount as of June 30, 2017 includes $112,890 related to proceeds from dispositions held in escrow for planned tax deferred exchange activity.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2017
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	June	March	December
	Homes	30, 2017	31, 2017	31, 2016

RENTAL REVENUE (2)
Established (3)	55,081	$394,128	$390,301	$390,271
Other Stabilized (3) (4)	9,226	70,957	70,070	69,086
Redevelopment (3)	5,824	44,202	44,046	43,754
Development (3)	9,237	18,237	11,452	7,368
Total Consolidated Communities	79,368	$527,524	$515,869	$510,479

OPERATING EXPENSE
Established		$117,362	$113,515	$111,969
Other Stabilized (4)		20,889	21,156	20,760
Redevelopment		14,737	14,556	14,227
Development		7,654	6,085	3,752
Total Consolidated Communities		$160,642	$155,312	$150,708

NOI (3)
Established		$276,951	$277,010	$278,561
Other Stabilized (4)		50,009	49,191	48,341
Redevelopment		29,550	29,551	29,657
Development		10,589	5,355	3,639
Total Consolidated Communities		$367,099	$361,107	$360,198

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,499	$2,467	$2,475
Other Stabilized (4)		$2,693	$2,643	$2,636
Redevelopment		$2,678	$2,647	$2,639

ECONOMIC OCCUPANCY (3) (5)
Established		95.4%	95.7%	95.4%
Other Stabilized (4)		94.9%	95.6%	94.5%
Redevelopment		94.5%	95.2%	94.9%

ESTABLISHED COMMUNITIES TURNOVER (6)
Current year period / Prior year period		60.8% / 61.9%	45.2% / 43.7%	47.6% / 48.5%
Current year period YTD / Prior year period YTD		53.0% / 52.8%		55.2% / 53.8%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2017 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q2 2017 see Attachment 8 - Development Communities.
(6)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(7)	The Company has incurred Revenue Generating Capex per home of $20 for the six months ended June 30, 2017.
(8)
Redevelopment Communities includes eight communities containing 2,900 apartment homes that are currently under active redevelopment as of June 30, 2017. In addition, the Company has commenced the reconstruction of the building that was destroyed in the Edgewater casualty loss in 2015. Upon completion, the new Edgewater building will contain 240 apartment homes and be reconstructed for $60,000 excluding costs incurred prior to the start of reconstruction. The new Edgewater building's 240 apartment homes are currently excluded from the Company's home count and per home and occupancy metrics in this release, and will be included in the Company's home count upon completion.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home (3) (7)
Q217	$17,279	$12,562	$213
Q117	$17,821	$10,892	$116
Q416	$18,350	$10,220	$305
Q316	$19,889	$10,888	$264
Q216	$20,024	$12,212	$186

REDEVELOPMENT COMMUNITIES (8)

	Total Capital	Remaining
	Cost (3)	to Invest
Q217	$168,300	$146,200

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2017
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q2 17	Q2 16	% Change	Q2 17	Q2 16	% Change	Q2 17	Q2 16	% Change		incl. Redev (4)
New England
Boston, MA	6,427	$2,393	$2,314	3.4%	95.8%	95.6%	0.2%	$44,204	$42,664	3.6%		3.8%
Fairfield-New Haven, CT	2,204	2,382	2,368	0.6%	95.7%	95.6%	0.1%	15,081	14,969	0.7%		0.7%
New England Average	8,631	2,390	2,328	2.7%	95.8%	95.6%	0.2%	59,285	57,633	2.9%		3.1%

Metro NY/NJ
New York City, NY	2,931	3,845	3,801	1.2%	96.5%	96.3%	0.2%	32,643	32,177	1.4%		1.5%
New York - Suburban	3,659	3,045	2,980	2.2%	94.9%	95.6%	(0.7)%	31,733	31,277	1.5%		1.8%
New Jersey	3,781	2,407	2,326	3.5%	95.2%	95.5%	(0.3)%	26,007	25,198	3.2%		3.5%
Metro NY/NJ Average	10,371	3,039	2,974	2.2%	95.6%	95.8%	(0.2)%	90,383	88,652	2.0%		2.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,123	2,159	2,109	2.4%	94.7%	95.4%	(0.7)%	55,989	55,076	1.7%		1.5%
Mid-Atlantic Average	9,123	2,159	2,109	2.4%	94.7%	95.4%	(0.7)%	55,989	55,076	1.7%		1.5%

Pacific Northwest
Seattle, WA	3,305	2,205	2,098	5.1%	95.0%	95.3%	(0.3)%	20,772	19,819	4.8%		4.8%
Pacific Northwest Average	3,305	2,205	2,098	5.1%	95.0%	95.3%	(0.3)%	20,772	19,819	4.8%		4.8%

Northern California
San Jose, CA	3,487	2,660	2,621	1.5%	96.3%	96.2%	0.1%	26,790	26,378	1.6%		2.0%
Oakland-East Bay, CA	3,485	2,490	2,451	1.6%	96.1%	95.9%	0.2%	25,024	24,590	1.8%		1.9%
San Francisco, CA	3,349	3,363	3,364	0.0%	95.2%	94.1%	1.1%	32,159	31,812	1.1%		1.1%
Northern California Average	10,321	2,831	2,805	0.9%	95.8%	95.3%	0.5%	83,973	82,780	1.4%		1.7%

Southern California
Los Angeles, CA	8,380	2,249	2,168	3.7%	95.1%	95.2%	(0.1)%	53,766	51,883	3.6%		3.7%
Orange County, CA	3,087	2,136	2,051	4.1%	95.6%	95.3%	0.3%	18,899	18,104	4.4%		4.4%
San Diego, CA	1,863	2,085	1,988	4.9%	94.9%	94.4%	0.5%	11,061	10,494	5.4%		6.1%
Southern California Average	13,330	2,200	2,117	3.9%	95.2%	95.1%	0.1%	83,726	80,481	4.0%		4.1%

Average/Total Established	55,081	$2,499	$2,438	2.5%	95.4%	95.4%	0.0%	$394,128	$384,441	2.5%	(3)	2.6%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016 such that a comparison of Q2 2016 to Q2 2017 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities remained consistent with an increase of 2.5% from Q2 2016 to Q2 2017.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2017
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q2 17	Q1 17	% Change	Q2 17	Q1 17	% Change	Q2 17	Q1 17	% Change	incl. Redev (3)
New England
Boston, MA	6,427	$2,393	$2,367	1.1%	95.8%	95.8%	0.0%	$44,204	$43,745	1.0%	0.8%
Fairfield-New Haven, CT	2,204	2,382	2,349	1.4%	95.7%	95.6%	0.1%	15,081	14,843	1.6%	1.6%
New England Average	8,631	2,390	2,363	1.1%	95.8%	95.8%	0.0%	59,285	58,588	1.2%	1.0%

Metro NY/NJ
New York City, NY	2,931	3,845	3,826	0.5%	96.5%	95.5%	1.0%	32,643	32,140	1.6%	1.1%
New York - Suburban	3,659	3,045	2,992	1.8%	94.9%	95.9%	(1.0)%	31,733	31,486	0.8%	1.0%
New Jersey	3,781	2,407	2,360	2.0%	95.2%	95.2%	0.0%	26,007	25,481	2.1%	2.1%
Metro NY/NJ Average	10,371	3,039	2,997	1.4%	95.6%	95.6%	0.0%	90,383	89,107	1.4%	1.3%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,123	2,159	2,127	1.5%	94.7%	95.7%	(1.0)%	55,989	55,725	0.5%	0.5%
Mid-Atlantic Average	9,123	2,159	2,127	1.5%	94.7%	95.7%	(1.0)%	55,989	55,725	0.5%	0.5%

Pacific Northwest
Seattle, WA	3,305	2,205	2,150	2.6%	95.0%	95.9%	(0.9)%	20,772	20,436	1.6%	1.6%
Pacific Northwest Average	3,305	2,205	2,150	2.6%	95.0%	95.9%	(0.9)%	20,772	20,436	1.6%	1.6%

Northern California
San Jose, CA	3,487	2,660	2,637	0.9%	96.3%	96.3%	0.0%	26,790	26,573	0.8%	0.7%
Oakland-East Bay, CA	3,485	2,490	2,473	0.7%	96.1%	95.7%	0.4%	25,024	24,756	1.1%	1.1%
San Francisco, CA	3,349	3,363	3,338	0.7%	95.2%	95.2%	0.0%	32,159	31,944	0.7%	0.7%
Northern California Average	10,321	2,831	2,809	0.8%	95.8%	95.7%	0.1%	83,973	83,273	0.8%	0.8%

Southern California
Los Angeles, CA	8,380	2,249	2,216	1.5%	95.1%	96.0%	(0.9)%	53,766	53,488	0.5%	0.4%
Orange County, CA	3,087	2,136	2,117	0.9%	95.6%	95.8%	(0.2)%	18,899	18,778	0.6%	0.6%
San Diego, CA	1,863	2,085	2,054	1.5%	94.9%	95.0%	(0.1)%	11,061	10,906	1.4%	1.2%
Southern California Average	13,330	2,200	2,170	1.4%	95.2%	95.8%	(0.6)%	83,726	83,172	0.7%	0.6%

Average/Total Established	55,081	$2,499	$2,467	1.3%	95.4%	95.7%	(0.3)%	$394,128	$390,301	1.0%	0.9%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Year To Date Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2017

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Year to Date 2017	Year to Date 2016	% Change	Year to Date 2017	Year to Date 2016	% Change	Year to Date 2017	Year to Date 2016	% Change		% Change incl. Redev (4)
New England
Boston, MA	6,427	$2,380	$2,302	3.4%	95.8%	95.5%	0.3%	$87,949	$84,842	3.7%		4.0%
Fairfield-New Haven, CT	2,204	2,366	2,353	0.6%	95.6%	95.4%	0.2%	29,924	29,681	0.8%		0.8%
New England Average	8,631	2,376	2,317	2.5%	95.8%	95.4%	0.4%	117,873	114,523	2.9%		3.3%

Metro NY/NJ
New York City, NY	2,931	3,836	3,773	1.7%	96.0%	95.9%	0.1%	64,783	63,654	1.8%		1.9%
New York - Suburban	3,659	3,018	2,950	2.3%	95.4%	95.4%	0.0%	63,219	61,801	2.3%		2.5%
New Jersey	3,781	2,384	2,295	3.9%	95.2%	95.7%	(0.5)%	51,487	49,805	3.4%		3.6%
Metro NY/NJ Average	10,371	3,018	2,944	2.5%	95.6%	95.7%	(0.1)%	179,489	175,260	2.4%		2.5%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,123	2,143	2,095	2.3%	95.2%	95.3%	(0.1)%	111,714	109,308	2.2%		2.1%
Mid-Atlantic Average	9,123	2,143	2,095	2.3%	95.2%	95.3%	(0.1)%	111,714	109,308	2.2%		2.1%

Pacific Northwest
Seattle, WA	3,305	2,177	2,060	5.7%	95.4%	95.6%	(0.2)%	41,209	39,073	5.5%		5.5%
Pacific Northwest Average	3,305	2,177	2,060	5.7%	95.4%	95.6%	(0.2)%	41,209	39,073	5.5%		5.5%

Northern California
San Jose, CA	3,487	2,649	2,603	1.8%	96.3%	96.2%	0.1%	53,363	52,387	1.9%		2.2%
Oakland-East Bay, CA	3,485	2,482	2,420	2.6%	95.9%	95.8%	0.1%	49,780	48,462	2.7%		2.9%
San Francisco, CA	3,349	3,351	3,332	0.6%	95.2%	94.6%	0.6%	64,103	63,348	1.2%		1.2%
Northern California Average	10,321	2,820	2,778	1.5%	95.8%	95.4%	0.4%	167,246	164,197	1.9%		2.0%

Southern California
Los Angeles, CA	8,380	2,233	2,147	4.0%	95.5%	95.9%	(0.4)%	107,254	103,568	3.6%		3.8%
Orange County, CA	3,087	2,126	2,033	4.6%	95.7%	95.7%	0.0%	37,677	36,031	4.6%		4.6%
San Diego, CA	1,863	2,069	1,972	4.9%	95.0%	94.7%	0.3%	21,967	20,876	5.2%		6.2%
Southern California Average	13,330	2,185	2,096	4.2%	95.5%	95.7%	(0.2)%	166,898	160,475	4.0%		4.2%

Average/Total Established	55,081	$2,483	$2,417	2.7%	95.6%	95.5%	0.1%	$784,429	$762,836	2.8%	(3)	3.0%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2016 such that a comparison of year to date 2016 to year to date 2017 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities remained consistent with an increase of 2.8% between years.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
June 30, 2017
(Dollars in thousands)
(unaudited)

	Q2	Q2		Q2 2017 % of	YTD	YTD		YTD 2017 % of
	2017	2016	% Change	Total Opex	2017	2016	% Change	Total Opex

Property taxes	$39,106	$38,248	2.2%	33.3%	$77,292	$76,251	1.4%	33.5%
Payroll (2)	26,378	24,966	5.7%	22.5%	52,546	50,325	4.4%	22.8%
Repairs & maintenance (3)	20,202	19,385	4.2%	17.2%	37,496	35,659	5.2%	16.2%
Office operations (4)	14,578	13,989	4.2%	12.4%	29,205	27,829	4.9%	12.6%
Utilities (5)	9,950	9,454	5.2%	8.5%	21,207	20,823	1.8%	9.2%
Insurance (6)	4,380	4,512	(2.9)%	3.7%	7,895	9,175	(14.0)%	3.4%
Marketing	2,768	2,842	(2.6)%	2.4%	5,236	5,242	(0.1)%	2.3%
Total Established Communities Operating Expenses	$117,362	$113,396	3.5%	100.0%	$230,877	$225,304	2.5%	100.0%

(1)
Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses. See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Payroll increased for the three and six months ended June 30, 2017 over the prior year periods primarily due to increased on-site payroll costs, including maintenance salaries and overtime for work related to winter storm activity in the Company's West Coast markets. In addition, the increase is partially due to increased compensation attributable to hiring associates for positions that were outsourced in the prior year period.

(3)
Repairs and maintenance increased for the three and six months ended June 30, 2017 over the prior year periods primarily due to increased turnover costs, uninsured repair costs and common area maintenance and amenity costs.

(4)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increase for the three and six months ended June 30, 2017 over the prior year periods is primarily due to an increase in bad debt expense and the timing of government license and association fees. This was partially offset by a decrease in temporary help costs due to transitioning outsourced positions to full and part time associates, which partially offsets the increase in payroll.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three and six months ended June 30, 2017 over the prior year periods is primarily due to (i) increased gas expense due to higher rates and consumption, (ii) an increase in electrical rates, partially offset by reduced consumption and (iii) increased water and sewer expenses, net of resident reimbursements.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The decrease for the three and six months ended June 30, 2017 from the prior year periods is primarily due to decreased property insurance premiums, as well as the timing of claims and related recoveries. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of June 30, 2017
(unaudited)

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of July 20th, 2017			Q2 '17 (1)

	High Rise Communities:
1.	Avalon North Station	Boston, MA	503	$271.2	Q3 2014	Q4 2016	Q1 2018	Q3 2018	$3,590	71.0%	65.0%	52.5%	28.5%
2.	AVA NoMa	Washington, D.C.	438	148.3	Q2 2015	Q1 2017	Q1 2018	Q3 2018	2,825	40.9%	37.7%	22.6%	7.2%
3.	Avalon Brooklyn Bay (2)	Brooklyn, NY	180	89.7	Q3 2015	Q3 2017	Q4 2017	Q3 2018	3,120	18.3%	29.4%	6.1%	1.0%
4.	11 West 61st Street (3)	New York, NY	172	603.7	Q4 2016	Q2 2019	Q4 2019	Q2 2020	10,730	—	—	—	—
5.	Avalon Belltown Towers (3)	Seattle, WA	275	146.9	Q4 2016	Q3 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
	High Rise Under Construction Subtotal / Weighted Average		1,568	$1,259.8					$4,090

	High Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.2%

	Mid Rise Communities:
1.	Avalon Newcastle Commons I (3)	Newcastle, WA	378	$116.3	Q3 2015	Q4 2016	Q4 2017	Q3 2018	$2,220	52.4%	51.3%	30.2%	21.1%
2.	Avalon West Hollywood (3)	West Hollywood, CA	294	153.6	Q2 2014	Q1 2017	Q1 2018	Q2 2018	3,815	36.7%	41.5%	28.2%	10.9%
3.	Avalon Great Neck	Great Neck, NY	191	79.6	Q2 2015	Q2 2017	Q4 2017	Q2 2018	3,685	30.4%	47.6%	25.7%	2.1%
4.	Avalon Rockville Centre II	Rockville Centre, NY	165	57.8	Q4 2015	Q3 2017	Q1 2018	Q3 2018	3,210	—	38.2%	—	—
5.	Avalon Dogpatch	San Francisco, CA	326	203.4	Q4 2015	Q3 2017	Q3 2018	Q1 2019	4,450	—	1.8%	—	—
6.	AVA Wheaton	Wheaton, MD	319	75.6	Q4 2015	Q3 2017	Q2 2018	Q4 2018	1,870	—	—	—	—
7.	Avalon Maplewood (4)	Maplewood, NJ	235	65.4	Q4 2015	Q1 2018	Q4 2018	Q2 2019	2,270	—	—	—	—
8.	AVA North Point (5)	Cambridge, MA	265	113.9	Q2 2016	Q1 2018	Q4 2018	Q2 2019	2,965	—	—	—	—
9.	Avalon Boonton	Boonton, NJ	350	91.2	Q3 2016	Q2 2019	Q1 2020	Q3 2020	2,390	—	—	—	—
10.	Avalon Public Market	Emeryville, CA	285	139.6	Q4 2016	Q3 2018	Q1 2019	Q3 2019	3,605	—	—	—	—
11.	Avalon Teaneck	Teaneck, NJ	248	70.4	Q4 2016	Q4 2018	Q2 2019	Q4 2019	2,435	—	—	—	—
12.	AVA Hollywood (3)	Hollywood, CA	695	365.1	Q4 2016	Q2 2019	Q2 2020	Q4 2020	3,380	—	—	—	—
13.	AVA Esterra Park	Redmond, WA	323	90.9	Q2 2017	Q4 2018	Q3 2019	Q1 2020	2,060	—	—	—	—
14.	Avalon at the Hingham Shipyard II	Hingham, MA	190	64.2	Q2 2017	Q4 2018	Q2 2019	Q4 2019	2,605	—	—	—	—
	Mid Rise Under Construction Subtotal / Weighted Average		4,264	$1,687.0					$2,940

15.	Avalon Esterra Park (3)	Redmond, WA	482	$137.8	Q3 2014	Q1 2016	Q2 2017	Q4 2017	$2,270	100.0%	95.6%	94.6%	81.6%
16.	Avalon Quincy	Quincy, MA	395	93.4	Q2 2015	Q2 2016	Q2 2017	Q4 2017	2,320	100.0%	95.2%	91.4%	74.4%
17.	Avalon Princeton	Princeton, NJ	280	94.8	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,795	100.0%	95.7%	91.4%	63.6%
18.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q3 2016	Q2 2017	Q4 2017	1,855	100.0%	88.0%	81.6%	59.8%
	Mid Rise Communities Completed Subtotal / Weighted Average		1,489	$400.0					$2,290

	Mid Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.4%

	Garden Communities:
1.	Avalon Chino Hills	Chino Hills, CA	331	$96.6	Q3 2015	Q4 2016	Q3 2017	Q4 2017	$2,130	100.0%	87.3%	83.7%	47.2%
2.	Avalon Easton	Easton, MA	290	64.0	Q1 2016	Q1 2017	Q1 2018	Q3 2018	2,065	43.8%	54.5%	37.9%	16.2%
3.	Avalon Somers	Somers, NY	152	45.1	Q2 2016	Q2 2017	Q1 2018	Q3 2018	2,615	18.4%	24.3%	9.2%	2.7%
4.	Avalon Piscataway	Piscataway, NJ	360	89.2	Q2 2017	Q3 2018	Q2 2019	Q4 2019	2,310	—	—	—	—
	Garden Under Construction Subtotal / Weighted Average		1,133	$294.9					$2,235

	Garden Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.4%

	Total / Weighted Average Under Construction and Completed This Quarter		8,454	$3,641.7					$2,945

	Total Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.0%

Asset Cost Basis (millions) (6):
	Total Capital Cost, under construction and completed			$4,239.3
	Total Capital Cost, disbursed to date			(3,030.7)
	Total Capital Cost, remaining to invest			$1,208.6

(1)
See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Unconsolidated joint venture communities are excluded from weighted average projected NOI as a % of Total Capital Cost.

(2)
The Company is developing this project with a private development partner. The Company will own the rental portion of the development on floors 3-19 and the partner will own the for-sale condominium portion on floors 20-30 of the development.  Information in this attachment represents only the Company's portion of the project.  The Company is providing a construction loan to the development partner, expected to be $48.8 million, which together with the partner's contributed equity is expected to fund the condominium portion of the project.

(3)
Developments containing at least 10,000 square feet of retail space include 11 West 61st Street (67,000 sf), Avalon Belltown Towers (11,000 sf), Avalon Newcastle Commons I (15,000 sf), Avalon West Hollywood (32,000 sf), AVA Hollywood (19,000 sf), and Avalon Esterra Park (17,000 sf).

(4)	This schedule reflects the expected impact of the Maplewood casualty loss.

(5)
The Company is developing this project within an unconsolidated joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost is for the venture and reflects the underlying land at the assigned contribution value upon formation of the venture.

(6)
Includes the communities presented on this attachment plus three additional communities with 1,548 apartment homes representing $648.8 million in Total Capital Costs which has completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2017 NOI for these 30 communities was $14.4 million. AVA North Point is included at AVB share.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of June 30, 2017
(unaudited)

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1)
		of Homes	(millions)

Development Rights as of 12/31/2016	25	8,487	$3,028

Q1 2017
Q1 Additions	4	1,191	$387
Q1 Construction starts	—	—	—
Q1 Adjustments to existing Development Rights	(1)	(374)	(42)
Development Rights as of 3/31/2017	28	9,304	$3,373

Q2 2017
Q2 Additions	—	—	$—
Q2 Construction starts	(3)	(873)	(244)
Q2 Adjustments to existing Development Rights	—	(102)	25
Development Rights as of 6/30/2017	25	8,329	$3,154

Current Development Rights by Region as of June 30, 2017

New England	5	1,158	$411
Metro NY/NJ	10	4,128	1,539
Mid-Atlantic	3	998	314
Pacific Northwest	2	588	147
Northern California	4	982	498
Southern California	1	475	245
Total	25	8,329	$3,154

(1)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2017
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (3) (4)		Disposition Gains and Other Activity (3) (5)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q2	YTD	Q2	YTD	Principal	Interest
Investments (1)	Communities	Percentage (2)	Homes	2017	2017	2017	2017	Amount (3)	Rate (6)

Fund II (7)	2	31.3%	(8) 682	$2,168	$5,289	$—	$29,447	$64,231	3.48%
Multifamily Partners AC LP ("U.S. Fund")	7	28.6%	1,269	7,096	14,340	—	—	272,375	3.43%
Multifamily Partners AC JV LP	3	20.0%	921	4,515	8,877	—	—	162,300	(9) 6.00%
MVP I, LLC	1	25.0%	313	2,786	5,519	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,344	2,611	—	—	23,036	3.40%
Total Unconsolidated Real Estate Investments	14		3,490	$17,909	$36,636	$—	$29,447	$624,942	4.07%

(1)	Excludes development joint ventures.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(4)
NOI includes $937 in YTD 2017 from one Fund II community disposed of during the six months ended June 30, 2017, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(5)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Detailed Operating Information. The Company's portion of income from disposition gains and other activity for YTD 2017 was $8,697 and for Q2 and YTD 2016 was $23,547 and $53,172, respectively.

(6)	Represents the weighted average interest rate as of June 30, 2017.

(7)
In July 2017, Fund II sold Briarwood Apartments, located in Owings Mills, MD. Briarwood Apartments contains 348 apartment homes and was sold for $64,750. In conjunction with the disposition, Fund II repaid $24,963 of related secured indebtedness at par in advance of the scheduled maturity date.

(8)
Upon achievement of a threshold return, the Company has a right to incentive distributions for its promoted interest. During the six months ended June 30, 2017, the Company recognized a total of $6,765 in joint venture income associated with its promoted interest in Fund II.

(9)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2017
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (4)
		Average Interest Rate (1)
Debt Composition	Amount		Principal Amortization and Maturities (2)		Net Debt-to-Core EBITDA
						5.0x
Conventional Debt			2017	$26,010
Long-term, fixed rate	$5,402,927		2018	$83,925	Interest Coverage	6.7x
Long-term, variable rate	638,188		2019	$119,419
Variable rate facility (3)	105,000		2020	$772,353	Unencumbered NOI	88%
Subtotal, Conventional	6,146,115	3.7%	2021	$581,395

Tax-Exempt Debt
Long-term, fixed rate	115,882
Long-term, variable rate	801,495
Subtotal, Tax-Exempt	917,377	2.9%

Total Debt	$7,063,492	3.6%

DEBT COVENANT COMPLIANCE (4)

Unsecured Line of Credit Covenants	June 30, 2017	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	28.8%	<	60%
Combined EBITDA to Combined Debt Service	5.75x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.9%	<	65%
Secured Indebtedness to Capitalization Value (5)	6.4%	<	40%

Unsecured Senior Notes Covenants	June 30, 2017	Requirement

Total Outstanding Indebtedness to Total Assets (6)	35.6%	<	65%
Secured Indebtedness to Total Assets (6)	7.0%	<	40%
Unencumbered Assets to Unsecured Indebtedness	341.2%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.70x	>	1.50x

(1)	Rates are as of June 30, 2017 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)
Principal amortization and maturities, including amounts due at maturity, exclude the Company's Unsecured Line of Credit and any associated issuance discount, mark-to-market premiums and deferred financing costs.

(3)	Represents amounts outstanding at June 30, 2017 under the Company's $1.5 billion unsecured credit facility.

(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended June 30, 2017, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
June 30, 2017
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2)	IRR (2)

2008 - 2012:
24 Communities (3) (4) (5) (6)	12.6	$1,388,065	$704,822	$196,046	$508,776	5.5%	13.0%

2013:
8 Communities (7)	13.4	$932,800	$278,231	$94,790	$183,441	4.9%	12.8%

2014:
4 Communities (7)	10.9	$296,200	$106,138	$38,367	$67,771	5.0%	12.6%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2016:
7 Communities (8)	15.3	$522,850	$370,301	$112,492	$257,809	5.3%	13.0%

2017:
2 Communities	7.5	$252,500	$130,545	$36,927	$93,618	5.2%	13.0%

2008 - 2017 Total
48 Communities	12.6	$3,657,915	$1,705,662	$526,073	$1,179,589	5.2%	12.8%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year period.

(2)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
2009 and 2010 GAAP and Economic Gains include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(4)
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

(6)
2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(7)
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

(8)	2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.

Attachment 13
AvalonBay Communities, Inc.
2017 Financial Outlook
As of August 2, 2017
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)

	Annual 2017
	August 2017	February 2017
	Outlook	Outlook
EPS	$6.24 to $6.44	$6.42 to $6.82
Projected Growth (2)	(15.7)%	(12.0)%
FFO per share	$8.35 to $8.55	$8.59 to $8.99
Projected Growth (2)	2.3%	6.4%
Core FFO per share	$8.50 to $8.70	$8.44 to $8.84
Projected Growth (2)	5.0%	5.5%

Assumptions

Annual 2017
	August 2017	February 2017
	Outlook	Outlook
2017 Established Communities assumptions:
Revenue change	2.25% to 2.75%	2.0% to 3.0%
Operating expense change	2.25% to 2.75%	1.5% to 2.5%
Net operating income change	2.25% to 2.75%	2.0% to 3.5%

Expensed overhead (3)	$123 to $127	$118 to $128

Capitalized interest	$64 to $68	$60 to $70

Expected capital cost for Development Communities started in 2017	$800	$900

Expected capital cost for Development Communities completed in 2017	$1,435	$1,700

2017 Projected NOI - Development Communities	$55 to $61	$60 to $70

Sources and Uses (2)

	August 2017	February 2017
	Outlook	Outlook

New capital provided from asset sales and capital markets activity	$1,875	$1,700

Capital used for development and redevelopment activity, including land	$1,075	$1,150

Capital used for debt redemptions and amortization	$1,275	$825

Projected (decrease) increase in cash and cash equivalents during 2017*	$(165)	$75

* Represents the difference between cash and cash equivalents as of
  December 31, 2016 of $215 and projected cash and cash equivalents as of December 31, 2017 of $290 (per the February 2017 Outlook) and
  $50 (per the August 2017 Outlook).

(1)	See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected Core FFO per share.

(2)	Data generally represents the mid-point of management's expected ranges for 2017.

(3)	Includes general and administrative expense, property management and investment overhead.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2017
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016, the Company’s Term Loan Agreement dated March 31, 2014 and the Company’s Term Loan Agreement dated February 28, 2017, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction and for which a certificate or certificates of occupancy for the entire community has not been received. These communities may be partially complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Attachment 14

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the six months ended June 30, 2017 as well as prior years’ activities is presented elsewhere on Attachment 12.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2017 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2016, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016
Net income attributable to common stockholders	$165,225	$197,444	$401,100	$435,377
Depreciation - real estate assets, including joint venture adjustments	141,128	134,858	282,085	262,558
Distributions to noncontrolling interests	10	10	21	20
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(23,547)	(8,697)	(53,172)
Gain on sale of previously depreciated real estate	(44,067)	(30,990)	(132,016)	(82,420)
Casualty and impairment (recovery) loss, net on real estate (1)(6)	—	(4,195)	—	(4,195)
FFO attributable to common stockholders	262,296	273,580	542,493	558,168

Adjusting items:
Joint venture losses (2)	115	574	381	5,568
Joint venture promote (3)	—	(3,447)	(6,765)	(3,447)
Impairment loss on real estate (4)(6)	—	4,000	9,350	10,500
Casualty (gain) loss, net on real estate (5)(6)	—	(1,537)	2,338	(10,239)
Business interruption insurance proceeds (7)	—	(10)	—	(20,344)
Lost NOI from casualty losses covered by business interruption insurance (8)	2,062	1,833	3,867	3,703
Loss on extinguishment of consolidated debt	24,162	2,461	24,162	2,461
Hedge ineffectiveness	(753)	—	(753)	—
Severance related costs	11	(24)	135	561
Development pursuit and other write-offs	412	338	835	771
Gain on sale of other real estate	—	(143)	(366)	(143)
Acquisition costs	—	829	—	1,929
Legal settlements	84	—	84	—
Core FFO attributable to common stockholders	$288,389	$278,454	$575,761	$549,488

Average shares outstanding - diluted	138,173,151	137,437,733	137,853,625	137,410,387

Earnings per share - diluted	$1.20	$1.44	$2.91	$3.17
FFO per common share - diluted	$1.90	$1.99	$3.94	$4.06
Core FFO per common share - diluted	$2.09	$2.03	$4.18	$4.00

(1) In Q2 2016, the Company received insurance proceeds, net of additional costs incurred, of $5,732 related to the severe winter storms that occurred in the Company’s Northeast markets in 2015. For Q2 and YTD 2016, the Company recognized $4,195 of this recovery as an offset to the impairment on depreciable real estate of $4,195 recognized in the prior year period. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain and is included in the reconciliation of FFO to Core FFO.

(2) Amounts for 2016 are primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund. Amounts for 2017 are primarily composed of the Company's proportionate share of operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts for 2017 and 2016 are composed of the Company's recognition of its promoted interest in Fund II.
(4) Amount for YTD 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017. Amounts for Q2 and YTD 2016 include impairment charges relating to ancillary land parcels.

(5) Amount for YTD 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of expected property damage insurance proceeds, a portion of which were received during the period. Amounts for Q2 and YTD 2016 includes $1,537 in insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015. Amount for YTD 2016 also includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss.

(6) Aggregate impact of (i) Casualty and impairment (recovery) loss, net on real estate, (ii) Impairment loss on real estate and (iii) Casualty (gain) loss, net on real estate, is a loss of $11,688 for YTD 2017, and gains of $1,732 and $3,935 for Q2 and YTD 2016, respectively, as shown on Attachment 1 - Detailed Operating Information.

(7) Amount for Q2 2016 is primarily composed of business interruption insurance proceeds resulting from the final insurance settlement of the Edgewater casualty loss.
(8) Amounts primarily relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include $292 related to the Maplewood casualty loss in Q1 2017.

Attachment 14

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended June 30, 2017 are as follows (dollars in thousands):

Net income attributable to common stockholders	$165,225
Interest expense, net, inclusive of loss on extinguishment of debt, net	74,264
Income tax expense	58
Depreciation expense	141,439
EBITDA	$380,986

NOI from real estate assets sold or held for sale	(1,038)
Gain on sale of communities	(44,067)
Gain on sale of other real estate	—
Joint venture income	(1,146)
Consolidated EBITDA after disposition activity	$334,735

Lost NOI from casualty losses covered by business interruption insurance	2,062
Severance related costs	11
Development pursuit and other write-offs	412
Legal settlements	84
Core EBITDA	$337,304

Interest expense, net	$50,102

Interest Coverage	6.7 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 14

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2017 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,063,492
Cash and cash in escrow	(293,153)
Net debt	$6,770,339

Core EBITDA	$337,304

Core EBITDA, annualized	$1,349,216

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at June 30, 2017 excludes $9,716 of debt discount and $34,387 of deferred financing costs as reflected in unsecured notes, net, and $16,156 of debt discount and $11,474 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment (gain) loss, net, gain on sale of real estate and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	Q1	Q4	YTD	YTD
	2017	2016	2017	2016	2017	2016
Net income	$165,194	$197,319	$235,781	$242,183	$400,975	$435,197
Indirect operating expenses, net of corporate income	16,423	15,477	16,297	14,443	32,720	32,015
Investments and investment management expense	1,455	1,194	1,321	1,277	2,776	2,340
Expensed acquisition, development and other pursuit costs, net of recoveries	570	1,436	728	1,220	1,298	4,897
Interest expense, net	50,102	46,581	49,295	49,648	99,397	89,991
Loss on extinguishment of debt, net	24,162	2,461	—	4,614	24,162	2,461
General and administrative expense	14,005	12,047	13,226	10,638	27,231	23,487
Joint venture income	(1,146)	(27,151)	(16,672)	(10,184)	(17,819)	(55,120)
Depreciation expense	141,439	132,469	140,621	140,020	282,060	259,685
Casualty and impairment (gain) loss, net	—	(1,732)	11,688	—	11,688	(3,935)
Gain on sale of real estate	(44,067)	(31,133)	(88,315)	(89,344)	(132,382)	(82,563)
NOI from real estate assets sold or held for sale	(1,038)	(9,345)	(2,863)	(4,317)	(3,900)	(19,321)
NOI	$367,099	$339,623	$361,107	$360,198	$728,206	$689,134

Established:
New England	$37,658	$37,186	$37,816	$38,854	$75,474	$73,785
Metro NY/NJ	61,538	60,982	60,964	61,857	122,502	119,763
Mid-Atlantic	38,343	38,362	39,147	39,369	77,490	76,126
Pacific NW	15,017	14,182	14,815	14,674	29,832	28,262
No. California	64,587	63,142	63,717	64,237	128,304	125,637
So. California	59,808	57,370	60,551	59,570	120,359	114,362
Total Established	276,951	271,224	277,010	278,561	553,961	537,935
Other Stabilized (1)	50,009	38,418	49,191	48,341	99,200	90,717
Development/Redevelopment	40,139	29,981	34,906	33,296	75,045	60,482
NOI	$367,099	$339,623	$361,107	$360,198	$728,206	$689,134

(1) NOI for YTD 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016

Revenue from real estate assets sold or held for sale	$1,664	$15,277	$6,376	$31,188
Operating expenses from real estate assets sold or held for sale	(626)	(5,932)	(2,476)	(11,867)
NOI from real estate assets sold or held for sale	$1,038	$9,345	$3,900	$19,321

Attachment 14

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2017. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter 2017 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q3 2017	$2.01	$2.07
Depreciation (real estate related)	1.03	1.07
Gain on sale of communities	(0.79)	(0.83)
Projected FFO per share (diluted) - Q3 2017	2.25	2.31

Joint venture promote and other income, development pursuit and other write-offs	(0.13)	(0.13)
Lost NOI from casualty losses covered by business interruption insurance	0.02	0.02
Projected Core FFO per share (diluted) - Q3 2017	$2.14	$2.20

Projected EPS (diluted) - Full Year 2017	$6.24	$6.44
Depreciation (real estate related)	4.10	4.30
Gain on sale of communities	(1.99)	(2.19)
Projected FFO per share (diluted) - Full Year 2017	8.35	8.55

Joint venture promote and other income, development pursuit and other write-offs	(0.15)	(0.15)
Casualty and impairment loss, net on real estate	0.08	0.08
Lost NOI from casualty losses covered by business interruption insurance	0.06	0.06
Hedge ineffectiveness	(0.01)	(0.01)
Loss on extinguishment of consolidated debt	0.17	0.17
Projected Core FFO per share (diluted) - Full Year 2017	$8.50	$8.70

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 14

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016
Rental revenue (GAAP basis)	$394,128	$384,441	$784,429	$762,836
Concessions amortized	466	577	945	1,508
Concessions granted	(283)	(328)	(569)	(579)

Rental Revenue with Concessions
on a Cash Basis	$394,311	$384,690	$784,805	$763,765

% change -- GAAP revenue		2.5%		2.8%

% change -- cash revenue		2.5%		2.8%

Revenue Generating Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Attachment 14

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of June 30, 2017 as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2017 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$553,961
NOI for Other Stabilized Communities	99,200
NOI for Development/Redevelopment Communities	75,045
NOI from real estate assets sold or held for sale	3,900
Total NOI generated by real estate assets	732,106
NOI on encumbered assets	84,657
NOI on unencumbered assets	$647,449

Unencumbered NOI	88%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.